Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Kennedy-Wilson Holdings, Inc. of our report dated March 13, 2009, relating to our audits of the financial statements which appear in the annual report on Form 10-K of Kennedy-Wilson Holdings, Inc. (formerly Prospect Acquisition Corp.) for the year ended December 31, 2008. Our report dated March 13, 2009 includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP

February 16, 2010